EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Planar Systems, Inc.:

We consent to the use of our report dated November 26, 2014, with respect to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 26, 2014 and September 27, 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 26, 2014, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

May 8, 2015